U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                    FORM 5
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   FILED PURSUANT TO SECTION 156(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
                     SECTION 17(A) OF THE PUBLIC UTILITY
 HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF
                                     1940

(    )    CHECK  BOX  IF  NO  LONGER  SUBJECT  TO SECTION 16, FORM 4 OR FORM 5
OBLIGATIONS  MAY  CONTINUE.    SEE  INSTRUCTION  1(B).
FORM  3  HOLDINGS  REPORTED.
FORM  4  TRANSACTIONS  REPORTED.

1.    NAME  AND  ADDRESS  OF  REPORTING  PERSON*
     PEQUOT  CAPITAL  MANAGEMENT,  INC.
     500  NYALA  FARM  ROAD
     WESTPORT,  CT  06880

2.    ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL
     TRIKON  TECHNOLOGIES,  INC.
     TRKN

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


4.    STATEMENT  FOR  MONTH/YEAR
     7/98

5.    IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/YEAR)
     NOT  APPLICABLE.

6.    RELATIONSHIP  OF  REPORTING  PERSON(S)  TO ISSUER (CHECK ALL APPLICABLE)
     (  )    DIRECTOR                          (  )10%  OWNER
     (  )    OFFICER  (GIVE  TITLE  BELOW)     (X ) OTHER (SPECIFY BELOW)(1)

7.    INDIVIDUAL  OR  JOINT/GROUP  FILING  (CHECK  APPLICABLE  LINE)
     (X)    FORM  FILED  BY  ONE  REPORTING  PERSON
     ( )    FORM  FILED  BY  MORE  THAN  ONE  REPORTING  PERSON
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TABLE I

 NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------


1.  TITLE OF SECURITIES:                                                                      COMMON STOCK, NO PAR VALUE
2.  TRANSACTION DATE (MONTH/DAY/YEAR):                                                          7/28/98
3.  TRANSACTION CODE (INSTR. 8):                                                              M
4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D) (INSTR. 3, 4  AND 5):                           5,425,751(A)

5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF ISSUER'S FISCAL YEAR (INSTR. 3 AND 4):    10,122,509
6.  OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I) (INSTR. 4):                                                            (I)
7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP (INSTR. 4):                                       INVESTMENT ADVISER (1)



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TABLE II

DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------


1.  TITLE OF DERIVATIVE SECURITY (INSTR. 3):                              SERIES I JUNIOR PREFERRED STOCK
2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY:                    0
3.  TRANSACTION DATE (MONTH/DAY/YEAR):                                        7/28/98
4.  TRANSACTION CODE (INSTR. 8):                                          M
5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A) OR DISPOSED OF (D):          5,425.751 (D)
6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR):                NOT APPLICABLE
7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES:                            COMMON STOCK, 5,425,751
8.  PRICE OF DERIVATIVE SECURITY (INSTR. 5):                              NOT APPLICABLE
9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF YEAR :                                  0
10.  OWNERSHIP OF DERIVATIVE SECURITY:                                                                 (I)
11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP:                             INVESTMENT ADVISER (1)


EXPLANATION  OF  RESPONSES:
(1) THE REPORTING PERSON IS AN INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN CLIENTS' ACCOUNTS. AN EMPLOYEE OF THE REPORTING PERSON IS A MEMBER OF THE BOARD OF DIRECTORS OF THE ISSUER. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO
SECTION  16  WITH  RESPECT  EITHER  TO  THE  ISSUER  OR  SUCH  SECURITIES.


/S/    DAVID  J.  MALAT                                            2/16/99
**SIGNATURE  OF  REPORTING  PERSON                                  DATE

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
    SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF  (A).